EXHIBIT 99.2

American Eagle Outfitters, Inc.
Second Quarter 2009

Conference Call Transcript dated August 27, 2009 Event Transcript Event Transcript

Operator

Greetings and welcome to the American Eagle Outfitters second quarter 2009 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you. Ms. Meehan, you may begin.

Judy Meehan - American Eagle Outfitters Inc - VP IR

Good morning, everyone. Joining me today are Jim O'Donnell, Chief Executive Officer, and Joan Hilson, Executive Vice President, Chief Financial Officer. If you need a copy of our second quarter press release, it is available on our website AE.com.

Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based upon information which represent the Company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. And now I'd like to turn the call over to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks, Judy. Good morning, everyone. Today I'll start by saying that American Eagle Outfitters is making steady progress in a number of areas across the business. However, we continue to face challenges which led to disappointing second quarter financial results. Total sales declined 5% and comparable store sales were down 10%. We also continued to experience margin pressure leading to a 48% decline in operating earnings. Clearly, consumers were extremely cautious with regard to spending.

However, as I indicated last quarter, we're seeing signs of stabilization. The business has continued to hold steady with conversion rates trending slightly better than last quarter. Within the AE brand, we're seeing marked improvement in important areas. For example, denim. Throughout 2008, women's denim was comping negatively in the high teens.  Today, we are reporting our second consecutive quarter of positive denim comps. Earlier this year, we went back to the drawing board and redesigned this critical category and have seen a tremendous response from our customers. We improved fit, fabric, quality, and we added details while keeping our value pricing the same. The success we've had with denim demonstrates that when our product is right, and on trend, the AE brand is as strong and relevant as ever. Our teams have been working to take this same approach to other important categories within our business.

Now, moving on to AE women's.  Comps have improved from negative high teens in 2008, to negative low double digits so far this year. In addition to denim, we've seen strong performance in dresses, woven shirts and accessories. A clear win for us this spring was the powerful statement we made in dresses and feminine accessories. Within these businesses, we were differentiated in the marketplace. We will continue to clearly stand behind fashion trends with more powerful in store presentations. We believe we're on track to see additional progress in women's as we move through fall and into holiday.

Brand building and customer connection, the strength of the AE brand, is one of its most powerful assets. We have reinvigorated our marketing efforts to build on this strength and to cultivate customer loyalty. For example, this fall, we are launching grass roots brand building programs on major college campuses across the country. This includes on campus AE brand ambassadors and sponsorships of various student activities.

Additionally, we are strategically employing larger scale advertising initiatives where appropriate. Our current artist jean campaign is a good example, which includes high impact outdoor and mall advertising, as well as a social media outreach on sites such as Twitter and Facebook. While we're encouraged by our forward strides, there are areas of the business where more work is needed. Most important is our overall drive for top line growth across all categories in this brand. Today's AE customer expects us to be faster to trend and offer greater variety at more compelling prices.

We are strengthening how we approach fashion and trends and pricing and the flow of product. Women's knit tops remains our biggest opportunity. Quite frankly, this has been an underperforming category for far too long. Roger Markfield has been highly focused here, working closely with the merchandising and design teams, and we also recently hired new design talent to support this area. We will look forward to the results, which we expect to see later this year and into the spring season.

Overall, we're pleased with the performance of our new concepts. In the second quarter, MARTIN + OSA delivered a positive 10% comp and strengthened its bottom line. The assortments are showing continued improvement with a distinct point of view anchored by key categories such as denim and cashmere.

aerie standalone stores comped positively at 30%. Customer awareness and loyalty to this brand is strong and growing. Our research shows a passionate following and a personal connection to this brand among young women. This is evident in the success of our A-List loyalty program, which is extremely popular, and approaching 1 million members in less than one year.

77kids is performing consistent with our expectations. The brand launched its first ever back-to-school collection in July, with an all-new assortment of denim. Rounding out the collection, there was uniquely designed graphic T-shirts and hoodies, along with fashion outerwear. Additionally, 77kids has a targeted print and online advertising campaign to build awareness, traffic and sales in this crucial back half of the year. We're still targeting mid-2010 for our retail stores.

AE Direct remains a consistent bright spot for the Company, and is performing well across all brands. Sales increased 17%, driven by higher traffic. The Direct team recently launched new innovative features on AE.com, including product reviews for denim, an AE blog, and a customized online outfitting tool. These features are designed to create interactive, elevated shopping experiences.

This month, we opened our highly anticipated, newly designed Garden State Plaza store. The store features new design elements and innovative product displays. Initial customer feedback has been overwhelmingly positive and in November we look forward to opening our new flagship store in Times Square. As we look ahead to the holiday season and beyond, we are optimistic about delivering steady improvements throughout our entire business across each brand. We maintain our relentless focus on strengthening our organization with key talent and streamlined processes, as well as connections to our customers.

In parallel, operating efficiency and financial discipline remain the governing principles of our business. As evidence to the financial stability of the Company, American Eagle Outfitters ended the second quarter with $500 million in liquid cash. In summary, our priority is clear: Improve overall assortments across all brands to drive top line sales with a focus and an urgency on AE women's.

Now I'll turn the call over to Joan, who will review the financials in more detail. Joan?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thanks Jim, good morning everyone. The second quarter operating earnings decrease of 48% was due to an overall decline in sales. Our operating costs did not leverage on a 10% drop in comparable store sales. This, combined with increased promotional activity, pressured profit margins.

Clearly, business was challenging. Yet, sales metrics point to a stabilizing trend, which began in the first quarter. For example, our conversion rate was down to last year. However, the rate of decline improved from the first quarter. Store traffic held at a mid single digit decline, similar to the first quarter trend. As we navigate through choppy store traffic patterns, customers are responding positively to our value pricing and fashion offering. We can see this through an increase in units per transactions and units sold per average store, which also showed improvement.

Looking forward, the opportunity is to drive transactions and transaction value higher, both of which declined in the second quarter. Overall, gross margin fell 420 basis points compared to last year. Our merchandise margin decreased 190 basis points. This mainly reflected higher markdowns taken on spring and summer merchandise during our annual June clearance event. We also experienced higher promotional costs. In addition, rent increased as a percent to sales, due to new store growth as well as a 10% comp decline.

For the quarter, SG&A expense decreased $700,000. However, it increased 100 basis points as a rate to sales. We continue to experience savings in discretionary spending areas such as advertising, travel and services purchased. Through operational efficiencies in the store, SG&A per foot declined 7% to the lowest second quarter rate in five years. As we said previously, we will continue to evaluate our expenses, quarter by quarter, and balance expense savings with critical business investments to drive top line sales and ROI. At this time, we expect annual SG&A dollars to be down in the low single digits compared to last year.

Other expense of $4.1 million including a non-operating, noncash foreign currency loss in connection with the repatriation of Canadian earnings. In addition, investment income declined as a result of significantly lower investment rates.

Now turning to the balance sheet. Consistent with our expectations, second quarter inventory, excluding the direct business, decreased 5% at cost per square foot. Overall inventory is current and, within the AE Brand, clearance inventory was down 18% per foot at quarter end. Based on positive early selling, inventory reflects an increased investment in AE denim for key back-to-school selling periods.

Overall for the third quarter, our average weekly inventories for the AE Brand are planned down in the high single digits. For aerie, inventory is planned to increase, driven by expansion of the assortment which is critical to the growth of this brand. As a result, consolidated third quarter inventory per square foot is planned down in the low single digits. In keeping with our reduced spending plan this year, capital expenditures in the second quarter were $38 million, compared to $84 million last year. For the year, we expect capital spending to be in the range of $110 million to $135 million.

Looking forward, we are highly focused on strengthening our operating profit. To that end, we must see an improvement in sales and recover from double-digit negative comps. Inventories are well controlled and distorted to performing categories such as denim. We expect lower product costs to modestly benefit the merchandise margin as we also pass savings on to customers through lower pricing. Expense controls remain a critical priority.

Now regarding the third quarter. Based on our current view of sales trends, we expect third quarter earnings per share to be in the range of $0.22 to $0.25. This guidance reflects a tax benefit of approximately $0.05 associated with the repatriation of earnings from Canada. The guidance excludes the potential of additional impairments or losses related to investment securities. Despite the challenges we faced in the first half of the year, the Company is highly profitable with a strong balance sheet. We look forward to our near-term opportunities within the AE brand and to strengthening our profitability within new concepts.

I'd like to thank you all for your continued support and belief in our company and our brands, and now we'd like to turn the call over for questions.

Operator

Thank you. We'll now be conducting a question-and-answer session. (Operator Instructions). One moment, please, while we poll for questions. Thank you. Our first question is from Michelle Tan with Goldman Sachs. Please proceed with your question.

Michelle Tan - Goldman Sachs - Analyst

Great. Thanks. I was wondering if you could give us a little more clarity on the outlook with respect to sales trends. I think you mentioned in line with the current level. Is that thinking about 2Q trends that we saw or something that you're seeing in the business today? And then also, just clarity on gross margin. I know you mentioned the merchandise margin would get a benefit but any kind of indication of directionally, are you expecting gross margin to be up in third quarter? Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Hi, Michelle. It's Joan. I'll take the question. When we look at the third quarter guidance, we expect modest improvement in sales based on current trends and I mean modest improvement in comps. And then within gross margin, we are seeing higher markdowns in certain underperforming categories. Jim mentioned knits. And so we would expect in the guidance given, we expect to see that continue unless the sales trends shift. And remember also when we're thinking about gross margin, that within rent we need a mid single digit comp to leverage. And the comments in the prepared remarks really speaks to the back half of the year, and we really see the up side for merchandise margin to occur in the fourth quarter, and this has to come from top line sales and real acceptance of our assortment.

Michelle Tan - Goldman Sachs - Analyst

Okay, great. That's helpful. Thank you.

Operator

Our next question is from Adrienne Tennant with Friedman, Billings, Ramsey. Please proceed with your question.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

Good morning. My question is on the fall product. How much influence or how much impact did Roger have, particularly what areas? Was it visual product, how much impact on the product? And then when should we kind of see the impact that you want us to see in full as we go into holiday? Is it late October? Early November flows? Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Adrienne, Roger has had a minimum impact for this back-to-school collection, and he has been very actively involved in our holiday collection, which you'll see towards the end of October. And he is actively involved in our spring collection for 2010. Areas of concentration, as I mentioned earlier in the prepared statement, is in the area of our knits. Our denim teams, as exemplified by our results thus far and we anticipate those to continue, are well in place. So I've had him focus his efforts in knits but also in woven categories, because it seems like right now for fall and holiday there will be a very strong woven trend and Roger's been immersed in it to a great degree.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

So what types of -- like when we're in the stores, how should -- what types of differences will we see in the kinds of knits and wovens category?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

You should see product that's more on trend. You should see product use the term less predictable. We'll always carry basics. Our basics business has been fairly steady but in the trend, the more fashion which the young lady clearly wants more of, and more often we've been very remiss. Our flows have not been often enough. There hasn't been enough newness.

And, therefore, I think -- I don't think, I know. From our customer feedback through our research that this young woman, they like us, but they're really disappointed that we don't offer more newness in knits and more versatility, and that comes out loud and clear and it's across the country. Roger's been highly focused on making sure that we have more knit programs, that are more on trend, and he's challenging the teams to be more creative and you should see that for holiday, and we're carrying that initiative into the spring and summer season.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

Okay. And the direction that you're going on is based on feedback and testing?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Based on feedback, shopping, and also we test where appropriate, yes.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

Okay. Thank you so much and good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Operator

Our next question is from Betty Chen with Wedbush. Please proceed with your question.

Betty Chen - Wedbush Morgan - Analyst

Thank you. Good morning. I was wondering, Jim, if you can speak a little bit more about MARTIN + OSA. Seems like we've seen trends improve, as you mentioned comps were positive. Could you give us a little bit of color around how the comps are driven, the quality of that, between clearance versus full priced selling. And then also any update on perhaps opening additional stores for that concept? Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Sure, Betty. MARTIN + OSA, it's been a long saga for such a short period of time. We're still positive, very positive and MARTIN + OSA. The early signs were why the comps are positive. Hopefully you'll continue to see them even get better.

Primarily driven by a number of categories. Number one category has been denim. It's interesting to note that both the American Eagle brand and the MARTIN + OSA brand somewhat parallel in that category of product. And you can attribute that on, we're attributing that to both having the appropriate fits, the appropriate washes, and also that we're clearly on trend and we're in stock. And I think one of the most important ingredients we had as indicative of parallel retailers, you would think it would be like a no-brainer, the product fits and it's very complementary for both men and women. It's been very well received.

We've seen increases. Our cashmere programs which you'll see for fall and holiday for men and women, primarily for women, has been a huge success. We've really gotten to be known for a place to get cashmere, great quality, great fashion, but also at very reasonable prices. You're going to hear more about how we're going to go after the cashmere business in a very big way for holiday. Other areas -- our men's business has moved up dramatically in its overall contribution to the business, while we continue to maintain our women's position. If you just take those major factors, we would like to see we're going to continue to see not only improvement in top line, but also major improvement in overall reduction loss and increased profitability in the ensuing quarters.

Betty Chen - Wedbush Morgan - Analyst

Jim, for this year, how much should we think the investment in MARTIN + OSA could be? I know we talked about it being less than last year. What should we think about for this year?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I'd just assume not get into the particular on our investments in any of our brands. But it is less than last year. I think there's a -- your question on stores, we are looking to open stores. We're looking at both underperforming stores and the prognosis on underperforming stores, but we're also looking now to venture out and open up some new stores. I would think that we would net out in 2010 somewhere between five to eight new stores.

Betty Chen - Wedbush Morgan - Analyst

Great. Thank you and best of luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you, Betty.

Operator

Thank you. Our next question is from the line of Jeff Klinefelter with Piper Jaffray. Please state your question.

Jeff Klinefelter - Piper Jaffray - Analyst

Thank you. One, first, Jim, just to clarify in your Q3 guide, you indicated that gross margin would continue to be under pressure due to the deleveraging of comps and probably ongoing clearance. Is that to suggest, then, that you'll have -- we'll continue to see SG&A down year-over-year in dollars? And that will be offset by some gross margin pressure year-over-year? Any other color you can put on those two line items would be helpful. Then, just in terms of the denim assortments, sounds like they're trending well. Can you give us a sense how you feel, do you feel comfortable that you're optimizing the assortments in terms of the styles? Anything that you're chasing? Any opportunities to see an even better comp in denim as we move through the second half?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Okay. Jeff, with respect to margin, the third quarter, we are experiencing lower product cost and we're leveraging our value in our store and passing some of that on. So, but the biggest piece of margin pressure, gross margin pressure, is really markdowns related to trends that we're currently seeing. Now, should that, as we get through this August and September period of major back-to-school tax free event shifts, we'll see you how that plays out. But it's really about markdowns in terms of gross margin and the rent. When we think about SG&A for the back half, I would expect the third quarter to be slightly up with the fourth quarter down slightly, to get us to this low single digit view for the full year. So really, the back half and the fourth quarter is really about top line growth and that is where we're focusing a lot of our energies. I think Jim was going to address the denim question.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, denim, we started out the year -- last year-- really started looking at denim very critically as to what went wrong so you can figure out how to right the ship and get the assortment in a good place, and what happened is that we really identified the right fits and the right washes and we didn't narrow the assortment. If anything, we broadened the assortment and also we went to more inseams. We're finding that our customers, our women customers, they really gravitate to a jean that is the correct length, depending on the silhouette, there's different looks the way they like to wear the jean. So we've captured that.

Going forward, we're replacing almost half of the success we have now with new and innovative product that we think will take us to another whole level. We're looking at some different fits. I don't want to mention exactly what they are for competitive reasons. But there's a whole trend on right now that I know that we've tested, by the way, and it's tested quite well, that we're on it and we're on it in a big way. We'll still continue to have our core styles but we're going to be in some new silhouettes, definitely with some new washes and we'll continue with our inseam business.

Jeff Klinefelter - Piper Jaffray - Analyst

Do you also see a positive comps in your woven tops at this point?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

We are. Woven tops has been good on both sides of the aisle, men's and women's, and we feel that that trend actually is going to get stronger for holiday. You're going to see -- you can see the fall collection and holiday collection, you're going to see a heavy emphasis on wovens, especially in women's, but also men's but women's especially. That bodes real well for us because our woven business has been good. As our knit business, where as I mentioned earlier in the prepared statements, where we continue to struggle and hopefully we'll gain some ground there. But yes, the wovens will be much more of a centerpiece in the collection.

Jeff Klinefelter - Piper Jaffray - Analyst

Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

You're welcome.

Operator

Our next question is from the line of Dorothy Lakner with Caris and Company. Please state your question.

Dorothy Lakner - Caris & Co - Analyst

Thanks. Good morning everyone.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Good morning.

Dorothy Lakner - Caris & Co - Analyst

I wondered if you could add a little color to the -- you spoke about talent being added in the tops category and where your focus really is. It sounds like there are a lot of positive trends in tops. You just spoke about the strength in wovens and the basics part of the knits business seems to be okay as well. So if you could sort of narrow the part of the business that you're really focused on and what talent has been added and how soon do you think we're going to see some improvement there? And then my second question relates to just a little bit more color on the aerie business which seems to be performing very, very well, if you could talk a little bit about trends there.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Sure. Anyway, on knits, we brought in some new talent. We've had actually some people on board, but it takes a good almost a year before you see the fruits of their labors. Primarily in what we know as bare knits and in knits that are very complementary to jeans and other related product.

A big part of what's going on with -- and Roger can speak much more in depth to it than I -- but there's a real strong trend right now on how a knit is -- it fits a woman and especially within our jean assortment. We think we've hit it. You'll have to see the product to see it for yourself. But one of the areas that we're looking at very aggressively is in our graphic T-shirts. We've really struggled in a category that we were really known for and we have an incredible initiative, very aggressive initiative, that we're putting in place that you'll see a bit for holiday, but we're really going to make a big move come spring of 2010.

Those teams are in place, both the designers and also the graphic artists. We need a higher -- just a couple more people in the graphic artist category and going to be in a good place. But those two categories can provide big dividends as we continue to grow our other businesses, which we don't speak all that much about, but our fleece business which we're coming into season on, we're a big player in fleece and we have some great ideas and some great product that I think's going to surprise some people. But those are the areas we're going to concentrate on, Dorothy.

Dorothy Lakner - Caris & Co - Analyst

Great. Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

On aerie, actually Joan is the surrogate executive. She's the voice behind the curtain. But yes, we are pleased with aerie. One of the things we are very pleased with is our customer connection. I know that sounds like apple pie and mom, but we have worked very hard to assemble a loyal customer base that we continue to reach out to every month. We reach out to this core group and it continues to build and build.

But I think the single most success that we've had is we've taken some risk. We've gotten -- our key categories are rather predictable. Bras and undies are really the cornerstone of the brand. You can't build the aerie business without other categories. We added this FIT category which is the athletic line and it's been incredibly successful. And now it's on a small base, but we're very pleased about what's going on in that particular assortment. We're doing a much better job on bottoms right now, whether it's on PJ bottoms, whether it's on a -- you've probably seen the roll top pant and so forth.

All have been very successful and one of the challenges that Joan and I have is with the teams is to continue to challenge them to actually do something a little different than what we preached normally and that's broaden the assortment a little bit. Take a few more risks. We're there in a growth business, bY all signs right now as indicated by the comps, and you'll see that will be translating in the future into earnings contribution to the overall corporation, all signs are positive there. It's a great customer base to have is with a young woman who is loyal to you.

Dorothy Lakner - Caris & Co - Analyst

Great. Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

You're welcome.

Operator

Our next question is from Stacy Pak with SP Research. Please state your question.

Stacy Pak - SP Research - Analyst

Thanks. I think you said your Q3 plan was for inventory to be down high single digits and I'm wondering if we should assume that the comp plan that you're working off of and I was wondering if you could address dresses, which I think have also been comping positively. Will those continue to be a part of the assortment in Q3 or do those wind down? And on the IMU, could you just clarify, are you suggesting, Joan, that you're going to pass on pretty much all of the gain in Q3 to customers or will you be holding on to part of that? And then finally, just so I understand, really you're saying we see Roger's impact and the impact from these new designers in knits in October forward and not -- really bottom of October forward -- and not in Q3. Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

So I'll take the first few questions that you had. The first, with respect to inventory, our inventory position is based on flow as well as, as I stated, we're focusing in very targeted areas that we've spoken about denim. We just said in the prepared remarks and Jim mentioned wovens. We're getting behind the categories that are really working for us and we've been very conservative in positioning of some of the other areas. So I wouldn't say guidance for comps. What I said, I, we would expect a modest comp improvement from the second quarter.

But know that our inventories are clearly behind the categories that are proving themselves to be worthy of it. The second question I think was around IMU, and we expect that we will be able to pass a portion of the benefit in our value offering to our customer and we're balancing that so with the areas of the assortment that are winning and where we believe that the fashion is right, on trend and relevant to our customer. We hope to enjoy the opportunity there on the margin line.

Stacy Pak - SP Research - Analyst

Joan, so right there, if you're assuming some improvement in comp from Q2, you're going to pass along some of the IMU, but not all of it, so you would presumably, given the inventory position, expect better markdown rates in Q3 than Q2; no?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

As I said, we need to drive markdown rates lower and what the initial guidance is indicating is that they're slightly higher than last year and it's really due to underperforming categories. And if we can see comps lift from the current position as we navigate our way through all these back-to-school and tax free shifts, markdowns will improve and hopefully be better than last year. But at this time, early in the quarter, that's where we see it.

Stacy Pak - SP Research - Analyst

Okay. And Jim?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

That was a long question. As far as Roger's impact and the comments that we've made regarding our improved knit category, you will see the first impact of that in late October. And into holiday. And you'll see not only the initial but also you'll see two category flows into November and as well as into December. So we're looking at it as fall and then holiday and holiday one and then we're going to come in with a little bit of -- right before Christmas and then we'll also have our trans programs in for the post Christmas. So you'll start to see the full impact of what the knit initiative's going to look like.

Stacy Pak - SP Research - Analyst

Okay. And then just the dresses, can you address that?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Oh, dresses, as I mentioned earlier in the prepared statements, we've been very pleased with dresses. One of the things about dresses I think that everyone knows, you've got to be careful. You don't want to chase it too long. We were there on the front side of the dress lift and we'll continue to have dresses into third quarter. We're going to carry them into holiday. But we are going to start to reduce the impact and continue to have dresses, but you're going to see that we're going to be moving into other categories and I mentioned wovens being one of them as well as hopefully a new and improved knitwear. Naturally we're going to be into sweaters and fleece in a big way for holiday. So the short answer is yes, we'll still be in dresses. The longer answer is we're not going to be as heavily as invested as we have been in the early part of this year.

Stacy Pak - SP Research - Analyst

Okay. Thank you guys. Good luck.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thank you.

Operator

Our next is from Christine Chen with Needham & Company. Please proceed with your question.

Betty Chen - Wedbush Morgan - Analyst

Thank you for taking the question. I was wondering as you've embarked on increasing the assortment of fashion in the mix, have you seen your sweet spot age group tick up?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

That's an interesting question. The short answer is no. The long answer is we hope so. Some of the product that we have been designing in the past, the research -- this is from young women from middle school up to sophomore year in college, have -- they feel that the younger women, they do gravitate to our assortment, our knit assortment. The older young women do not.

They feel that we need to make some changes, especially in graphics. And so as we move to this new initiative, we think we're going to be moving our targeted audience up somewhat from a very young, we'll call it 13, 14, more towards our sweet spot of 20, which is really 18 to 20. So we won't know that until we get the assortment in and we see how the customer votes. But clearly, from a design aesthetic, we are targeting it to an older young woman that we feel is more of our target because we really want the younger part of our consumer base to want to aspire to this older teenager and early 20-somethings.

Betty Chen - Wedbush Morgan - Analyst

Thank you very much and good luck.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thank you.

Operator

Next question is from Todd Slater with Lazard Capital. Please proceed with your question.

Todd Slater - Lazard Capital - Analyst

Thanks very much. Just a quick question on improved traffic you're seeing around the denim area. Can you talk about the categories that are seeing some rub-off. Is that strength in denim helping to lift your average ticket going forward or units per transaction? In other words, is the customer walking out with anything else relative to last year when the assortment wasn't as strong?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Todd, it's Joan. It's interesting. I think that the denim has definitely been a driver for us and clearly when the tops are relevant and on trend, it's helping and our units per transaction units are showing that. What we really see happening from an AUR perspective is that in women's, we would expect the AUR to be up, just given the improvement in the denim offering year-over-year and overall, we expect that the quarter to be flat in AUR and it's really largely driven around denim.

Todd Slater - Lazard Capital - Analyst

Okay. How about average -- how about units per transaction? Are they buying denim and coming out with another unit relative to last year?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Units essentially per transaction in the quarter, they were up. And so what we're seeing with the offerings that we've had is yes, the customer is walking out with more product in terms of number of units. And as I said in my remarks, our opportunity is to drive up the average transaction value.

Todd Slater - Lazard Capital - Analyst

Okay. And then just a quick question on the CapEx. There's quite a big -- I think a $25 million range in your guidance for the second half. What would happen to hit the low end versus the high end or the high end versus the low end?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Well, it's really about shifting and really understanding the completion of some of the headquarter projects. We're completing our Times Square store as well as some additional openings in the back half of the year. But it's really about the infrastructure piece of that being pushed into the next year.

Todd Slater - Lazard Capital - Analyst

Okay. Great. Thanks very much.

Operator

Thank you. Our next question is from the line of Jeff Black with Barclays Capital. Please proceed with your question.

Jeff Black - Barclays Capital - Analyst

Hey, thanks. Good morning, everybody.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Good morning.

Jeff Black - Barclays Capital - Analyst

Jim, could you just expand a little bit on MARTIN + OSA. I think you mentioned you had some underperforming stores. How many of these stores are in the base? And then when you look at the gap that you have now in store productivity between where you need to be, I think you said 400 plus on the store productivity side, how wide is that now? And what I'm really getting at is why is this a good use of shareholder capital at this point? Are we going to end up with a bigger write-down going forward and might we just be better off using that cash for buying back shares, funding aerie, something else? Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Okay. Good question. To give you a number on the underperforming stores, probably three out of a base of 28. And we'll address those at year end. We are narrowing the gap between where we need to in dollars per square foot and where we are today. There's a decided improvement and it's really month by month and so far quarter by quarter, where we're continuing to see improvement. And, therefore, we're staying the course.

Could the cash be used in a better manner? Maybe. Maybe not. I think right now we're invested in this brand. I've said this privately and I'll say it publicly. I think if we close this brand down, I think three or four years from now we would want to open it up again. This is the most underserved demographic in the retail space today, and if we can get our assortments to be more appropriate across both genders, as well as improve our accessories, we can win and this will be a contributor.

And we have a financial plan as well as a merchandise and marketing plan that will get us to where we want to be. As fast as we would like to go? No, not really. I would like to be accretive now and so would everyone who holds our shares of stock. Unfortunately, some things take a little longer than others. We spoke about aerie and then you'll hear more about kids as we embark in 2010. Hopefully we have lessons learned from MARTIN + OSA that we can attribute to some of the success that aerie has and hopefully that will translate to 77kids.

MARTIN + OSA is a challenge but it's a welcome challenge and I feel -- still feel strongly that we're making the right decision and we should stay the course. But we are monitoring it very, very closely, I must tell you, and we do not allow very much wiggle room as it comes to spending, as well as getting outside what the framework is for us to achieve our ultimate profitability over the next couple of years. And as recently as in the next hour or two, Joan and I will sit down and evaluate the plans for the balance of this year, as well as where we're going to be next year. We monitor this very, very closely and we continue to show progress and as long as we show progress, we'll stay the course. If we don't show progress, the answer is rather obvious.

Jeff Black - Barclays Capital - Analyst

All right. Hey, thanks for the candor and good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

You're welcome.

Operator

Our next question is from the line of Jennifer Black of Jennifer Black and Associates. Please proceed with your question.

Jennifer Black- Jennifer Black & Associates- Analyst

Good morning. Thanks for taking my questions.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Good morning.

Jennifer Black- Jennifer Black & Associates- Analyst

Hi. Jim, I wondered if you could talk a little bit about accessories as a category. Are you doing anything as far as gift sets for holiday? And then I noticed too that you've expanded your footwear assortment with the ballet flats and also if you could talk about how the aerie sneakers are doing and I have one follow-up. Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Okay. Thanks. Well, Jennifer, great category, because it's one of the categories that's near and dear to my heart. I think Todd asked about UPTs and so forth. This is a way to really not only improve UPTs but also improve overall profit margin as well as top line. We've been pleased with jewelry, that's the one big call-out right now in accessories that we continue to be month in and month out positive comps.

Footwear, your observation is a good one. We made some dramatic changes in footwear to be more brand appropriate, to be priced right and also to be assorted properly. Our footwear business has been good and we're pleased and we'll continue to improve. Made some major changes on how we do business in footwear. And those changes have really been positive for us and hopefully we'll continue to see it. The underperforming piece of accessories that we're very unhappy with is bags, and we continue to struggle there and hopefully at some point we'll be able to put our finger on how to get a bag assortment that this young woman will really gravitate to. But when it comes to things like belts and so forth, our business has been good and we're going to continue to have a keen focus on accessories.

So as far as gift sets, it will be a cornerstone of aerie. A big piece of aerie holiday which we viewed just recently had some great gift sets for Christmas and we think -- and much improved over last year, by the way. Lots of fun stuff, as well as stuff that's -- product is very relevant. We look at that in a big way. Less of that for American Eagle. Maybe you'll see a little bit in MARTIN + OSA. But it's more about there, it's just related products. Gift sets for aerie in a big way.

Jennifer Black- Jennifer Black & Associates- Analyst

Sneakers?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Oh, and sneakers. One of my favorite. I think if you've seen the sneaker, you'll see that we went out with a very prominent national brand and we have a sneaker designed just for aerie and it's a co-branded and we expect to do quite well. We tested it in a handful of stores and over one week's period, I think we tested it in four or five stores. We sold 17 pieces -- 17 pair. And so I'm 17 pieces ahead of everyone else that said maybe it wouldn't be as good. I'm a big fan of the sneaker. We only have it in two colors right now. I think it's going to be an interesting venture and it could have some larger scale ramifications down the road.

Jennifer Black- Jennifer Black & Associates- Analyst

Well, New Balance is a great Company. My follow-up question is about logos. It seems like the consumer has moved away from logos and I'm curious as to what your stance is?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

That's another good call and a valid observation. It's not so much just logo as it is for oversized or blown up graphics. The kids are looking for things that are either cleanly on the branded side, not as strong as it has been in the past. And so what we're looking at is a number of different approaches. One is a little cleaner look in knits. Graphics, though, are a little bit of a different animal in that there's -- they gravitate to right now the big things are the love and the peace symbols, the hope, and so they've been very successful.

But we've seen that the blown-up graphics, the blaring out of the branded graphics, not well received. So we're really looking at a number of different things. There's more of a clean look and then there's more of what we call fun graphics and so we're going to have both and we're also going to be very competitively priced when you see the collection in spring of 2010.

Jennifer Black- Jennifer Black & Associates- Analyst

Great. All right. Well, thank you and good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks, Jennifer.

Operator

Our next question is from the line of Kimberly Greenberger of Citigroup. Please proceed with your question.

Kimberly Greenberger - Citigroup - Analyst

Great. Thank you. Good morning.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Good morning.

Kimberly Greenberger - Citigroup - Analyst

I know that starting in the fall of 2008 you were going after more of a value equation in the stores. I'm wondering with the incremental passing on of savings that you're talking about here in the second half of 2009, how will we see that in the stores? Is it reduced initial ticket? Is it an increase in planned promotions? How is the customer going to feel this incremental increase in value?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, it's actually both. We will and have been but we will continue to take a look at ticket prices and retails and where appropriate probably move them down somewhat. But we will continue to factor in preplanned promotions that we buy into and so we know basically if we're going to run a two for or a BOGO, we know that we're going to run it. We have our plan or unit purchased, we know what our margin implications are and we're out there right now looking at getting reduced costs in order to fund some of these promotions. Can you get enough reduced cost? It depends on the product. Some you can negotiate in a much more dramatic way than some other product. But we will do both.

I think to just arbitrarily drop retails would be wrong because there's product and hopefully some of the comments that Joan and I have made on some of the products, we would hope -- we've had product right now and we've been pretty disparaging to our -- unfortunately to our knit team and our knit product, but we've had some styles within knitwear where we've been correct and we have no problem getting ticket on those and we've sold them out. Problem is, there hasn't been enough of them. It's really picking your shot. When we have product that's on trend and remember, we're still a value house. We're not out there selling expensive product. But if it's on trend and it looks great and it fits, we think we can sell ticket.

You have to be very sensitive to what's deemed right now as basic or commodity versus what's deemed to be fashion. Commodity you've got to watch your ticket prices. With fashion, if you're right you can get your ticket and if you're wrong it's called a markdown. But we'll continue to put pressure on our manufacturers as much as we can. We have seen as Joan commented, we have seen some reduced costs. Are they low enough? No. Are they continuing to move downward? The answer is yes.

How far they will go, it remains to be seen. We still have something called -- that we put into our product, it's called -- that has to be of a certain quality and we're going to continue to maintain it. I think people who take short cuts on quality, they may win over a short period of time. I think it's a losing proposition over the long haul. So it's a fine line between what the product is going to cost us, still maintain quality, but commodity ticket prices probably will see come down. Fashion where it's right hopefully we can hit ticket.

Kimberly Greenberger - Citigroup - Analyst

Any sort of quantification on average of the savings that you're seeing in the third quarter? And it sounds like you're expecting even greater savings into the fourth quarter. Is that correct?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I would say yes.

Kimberly Greenberger - Citigroup - Analyst

Any range for savings in the third quarter on average?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Unfortunately I do know but I can't say.

Kimberly Greenberger - Citigroup - Analyst

Thanks and good luck.

Judy Meehan - American Eagle Outfitters Inc - VP IR

Rob, we have time for one more question.

Operator

That question is coming from the line of Lorraine Hutchinson with Banc of America. Please go ahead with your question.

Lorraine Hutchinson - Banc of America - Analyst

Thank you. Good morning. Was hoping to hear a little bit more about the flagship that you're planning to open in November. Should we expect any cost this quarter associated with the opening? How big will the store be? Will you have any special product in there? Just any details you could provide us on that flagship.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Near and dear to my heart. Hopefully my checkbook. But product, let's talk about the store. The store will be very unique. Going to be 24,000 square feet over four floors. There's one below grade, three above grade. It will house American Eagle men's and women's through three floors and the fourth floor will be an aerie floor. We will have product that's unique and only in Times Square, 46th and Broadway, in both American Eagle and aerie. And I think it will be product that will be readily visible for those who shop the store. We're going to put some better product in the store also. I think it's going to be a great testing ground too for product floors because of the diversity of customer that we'll attract to that shopping environment. The cost for the store, as far as the build-out costs, we're tracking and we expensed it as we were invoiced.

As far as some of the hoopla on the grand opening and so forth, we've already set that money aside and it's all baked into our earnings and so -- and it will be properly in our fourth quarter statements. But we expect -- we have a very conservative -- what I think is conservative pro forma. It has all indications for me to -- for those who look to me, that I put the conservative estimate up there, to be like hey, Jim, you were you way too conservative. We prefer to -- Joan and I prefer to err on the conservative side. We have a plan that's very beatable, financial plan that's very beatable.

I must tell you, we have an incredible comprehensive plan on how to run that store. It's going to be very different from any store we have in the chain. It will be different hours of opening. We'll have about 400 employees working there. And we'll have merchandise flowing every day, new product flowing in, and we'll be pulling certain product out so the store will always have a fresh, new appeal to it.

Lorraine Hutchinson - Banc of America - Analyst

Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

You're welcome.

Judy Meehan - American Eagle Outfitters Inc - VP IR

Okay. That concludes today's conference call. Our next announcement will be August sales which we will report next Thursday, September 3rd. Thanks for your participation today and have a great day.